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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. 1)*


                           Hambrecht & Quist Group
--------------------------------------------------------------------------------
                              (NAME OF ISSUER)

                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                              406545 10 3
--------------------------------------------------------------------------------
                              (CUSIP NUMBER)

                             December 31, 1997
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X]   Rule 13d-1(b)
          [ ]   Rule 13d-1(c)
          [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages

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CUSIP No 406545103
Page 2 of 5 Pages

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Hambrecht & Quist Group Savings and Employee Stock Ownership Plan
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California.
-------------------------------------------------------------------------------
 NUMBER OF
  SHARES              5  SOLE VOTING POWER
BENEFICIALLY             -0-
  OWNED BY               ------------------------------------------------------
   EACH
 REPORTING            6  SHARED VOTING POWER
PERSON WITH              1,770,569
                         ------------------------------------------------------
                      7  SOLE DISPOSITIVE POWER
                         -0-
                         ------------------------------------------------------
                      8  SHARED DISPOSITIVE POWER
                         1,770,569
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,770,569
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.4%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     EP
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

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CUSIP No 406545103
Page 3 of 5 Pages

ITEM 1.

     (a)  NAME OF ISSUER:

     Hambrecht & Quist Group

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     One Bush Street
     San Francisco, CA 94104

ITEM 2.

     (a)  NAME OF PERSON FILING:

     Hambrecht & Quist Group Savings and Employee Stock Ownership Plan (the "SESOP")

     (b)  ADDRESS OF PRINCIPAL OFFICE:

     c/o Merrill Lynch Trust Company FSB.
     50 Fremont Street, 17th Floor
     San Francisco, CA 94105

     (c)  CITIZENSHIP:

     Organized under the laws of the State of California

     (d)  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share

     (e)  CUSIP NUMBER:

          406545103

ITEM 3.   TYPE OF REPORTING PERSON:

      If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:

(a)  [ ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

(b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company as defined in section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

(f) [X] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with 240.13d-1)b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

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CUSIP No 406545103
Page 4 of 5 Pages

(i) [ ] A church plan that is excluded from the definition of the investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)  [ ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 240.13d-1(c), check this box [ ].

ITEM 4.

     (a)  AMOUNT BENEFICIALLY OWNED:

          1,770,569

     (b)  PERCENT OF CLASS:

          7.4%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)  Sole power to vote or to direct the vote:

                  -0-

            (ii)  Shared power to vote or to direct the vote:

                  1,770,569*


           (iii)  Sole power to dispose or direct the disposition of:

                  -0-


            (iv)  Shared power to dispose or direct the disposition of:

                  1,770,569*


*Pursuant to the terms of the SESOP's Plan and Trust Agreement, the SESOP's trustee has the power to vote the shares held by the SESOP. However, also pursuant to the terms of the SESOP's Plan and Trust Agreement, each participant in the SESOP is entitled to instruct the trustee as to the voting and tendering of all shares held in such participant's account.

 ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Inapplicable

 ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Inapplicable

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Inapplicable

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CUSIP No 406545103
Page 5 of 5 Pages

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Inapplicable

 ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP:

           Inapplicable


 ITEM 10.  CERTIFICATION:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 1998
                                   ______________________________________
                                                  Date


                                   MERRILL LYNCH TRUST COMPANY FSB,
                                   TRUSTEE OF THE HAMBRECHT & QUIST
                                   GROUP SAVINGS AND EMPLOYEE STOCK
                                   OWNERSHIP PLAN


                                   By /s/ Peter H. Sorensen
                                   --------------------------------------
                                   Peter H. Sorensen, Vice President